Exhibit 10.61

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended.  Omitted information has been replaced with asterisks.

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Customer (the "Customer")	Site (the "Site")
Adana Application and Research Center of Baskent University	The Radiotherapy Center of Kisla Health Campus of Baskent University
Dadaloglu Mah. 39. Sok. Yuregir	Kazim Karabekir Mah. 4227 Sok. No:37
Adana, Turkey	Adana, Turkey

Supplier (the "Supplier")

Elekta Instrument AB (556492-0949)
Kungstensgatan 18
Box 7593
103 93 Stockholm
SWEDEN
Phone: +46 8 587 254 00
Fax: +46 8 587 255 00

Definitions
Unless stipulated otherwise in this Cover Page, the terms of, and the definitions used in, the General Terms and Conditions attached to this Agreement as an exhibit shall apply to this Cover Page.

Background
Supplier is pleased to submit the following offer to sell/license the services, hardware and/or software described in the Scope of Supply (collectively referred to as the “Deliverables”) at the prices and terms stated in this Agreement. The sale and delivery of the Deliverables shall be made through Revenue Sharing, including a guaranteed payment from the Customer to the Supplier during the Revenue Sharing Term. For the sake of clarity, there will be two separate Revenue Sharing Terms, one for each of the Leksell Gamma Knife® 4 and the Elekta Axesse® (together the “Devices”).

This offer is valid until thirty (30) days from date of issuance as indicated above and no agreement shall exist between the Customer and Supplier (jointly referred to as the “Parties” and each a “Party”) until this Agreement is signed by both Parties.

Contract Price and Payment Terms
The Customer shall as Contract Price for the Deliverables share with the Supplier in equal parts the Total Invoice Amount generated through Procedures on each of the Devices (the “Revenue Sharing”), in accordance with the terms and conditions set out in this Agreement.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Revenue Sharing
Supplier and the Customer shall share the Total Invoice Amount generated through Procedures on each of the Devices in accordance with the terms and conditions of this Cover Page and as specified in Exhibit A “Special Provisions for Revenue Sharing”.

Percentage:	Supplier is entitled to * of the Total Invoice Amount collectible by Customer from Procedures performed at the Site with each of the Devices as a Usage Fee.

Payment:	Payment of the Usage Fee shall be made by swift transfer to Supplier within thirty (30) days after Customer has reported the Procedures performed the preceeding month.

Minimum Requirement:
As a minimum requirement for the Elekta Axesse®, Supplier shall, during the Revenue Sharing Term, receive monthly payments from the Customer with at least an amount of *. For the sake of clarity, the payment of this Minimum Amount does not affect the revenue sharing of the Total Invoiced Amount for the Leksell Gamma Knife® 4 and shall thus be paid by the Customer to Supplier regardless of the Usage Fees payable for the Leksell Gamma Knife® 4.

Insurance:	Customer shall, during the Revenue Sharing Term keep the following insurance policy’s in effect:
	a)	all risk and hazard insurance policy covering each of the Devices, in the amount of * for the Leksell Gamma Knife® 4, and * for the Elekta Axesse®; and
	b)	public liability insurance policy concerning the operation of the Devices. Insurance amount not less than 10,000,000 USD per occurrence and 10,000,000 USD per year.

Securing of Guaranteed payments
:
Customer shall within 14 days of signature of this Agreement, as a security for payment of the Usage Fee, provide Supplier with an irrevocable Letter of Credit from a bank acceptable to the Supplier, in an amount of *, or another form of payment guarantee that is acceptable to the Supplier (in writing) in the amount of *.  In the case of a Letter of Credit, it shall correspond to the form in Exhibit G, and must be acceptable to the Supplier.

In the event the Customer is unable to supply a Letter of Credit or another form of guarantee that is acceptable to the Supplier (Supplier accepts to Customer in writing) as described and according to the terms above, this contract shall become null and void.

Revenue Sharing Term
The Revenue Sharing Term shall be five (5) years for each of the Devices, with commencement upon the date of the performance of the first Procedure with each of the Devices respectively. For the sake of clarity, there will be two separate Revenue Sharing Terms, one for each of the Devices, each Revenue Sharing Term starting upon the date of the performance of the first Procedure with each of the individual Devices.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Software
The license fee for the Software accompanying the Hardware is included in the Contract Price and there shall be no additional license fee beyond the Contract Price.

Hardware and Software Maintenance and Support Service Fee
The Hardware and Software Maintenance and Support Service Fees for the duration of the Revenue Sharing Terms are included in the Contract Price.

The Services shall commence upon the expiry of the Warranty Period.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Hardware Requested Delivery Date.
The Requested Delivery Date is to be determined, but the Supplier agrees to make best reasonable efforts for installation in early 2011.
Supplier will issue a project plan setting out a more detailed timetable (the "Timetable"), which will become binding to the parties.

Framework Agreement
This Agreement may operate as a framework agreement pursuant to which the Customer may place subsequent orders for Deliverables. In order to record any future orders against this Agreement the parties shall enter into a new Cover Page which will detail the Deliverables licensed/purchased, the price and shall reference this Agreement and the applicable Exhibits and each new Cover Page shall constitute an order (“Order”).

THIS AGREEMENT INCLUDES THIS COVER PAGE AND THE EXHIBITS ATTACHED TO THE COVER PAGE ALL OF WHICH ARE INCORPORATED INTO THIS AGREEMENT BY REFERENCE. IN THE EVENT OF ANY CONFLICT AMONG THE TERMS OF THE COVER PAGE AND ANY EXHIBIT HERETO, THE CONTRACT DOCUMENTATION SHALL, UNLESS OTHERWISE SET OUT IN THIS AGREEMENT, BE GIVEN THE FOLLOWING ORDER OF PRECEDENCE:
(a)	COVER PAGE.
(b)	EXHIBITS, IN THE ORDER OF ATTACHMENT.

BASKENT UNIVERSITY	ELEKTA INSTRUMENT AB

Signature: /s/ Ali Haberal	Signature: /s/ Raymond Rau

Name: Ali Haberal	Name: Raymond Rau

Title: Prof. Dr. Medical Director	Title: V.P.

Date: 25-8-2010	Date: 25-8-2010

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

EXHIBIT A
SCOPE OF SUPPLY

Stereotactic Equipment

904127     Leksell Neuro Generator

A1410-03 Electrode kit

1008174  Multipurpose Arc kit

A1200-04 LSS Clamp

A2425-01 Backlund biopsy kit complete.

Leksell Gamma Knife® 4

Standard delivery - Leksell Gamma Knife® 4

Qty	Description	Article no

1	Leksell Gamma Knife® C with factory integrated trunnion adapters	912800
2	Leksell® Coordinate Frame™ LGK C Kit with Insulated Posts	916354
1	Leksell GammaPlan® System	In BOM
1 pair	Y/Z slides	902623
1 pair	Curved fixation posts	907998
1	Scull scaling instrument	A0202-01
1	Radiation phantom with cassettes	A0202-02
1	QA film holder	A0202-04
1	CT indicator	A0800-11
1	MR indicator	A0820-07
1	X-ray indicator	A0860-04
1	CT adapter	A0400-04

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	CT table fixation	A0401-XX
1	MR adapter	A0420-XX
1	X-ray adapter and support	A0440-XX
1 box	X-ray pen	901593
2	LSS spare part kit	50160-04
1	System start	970922
4 spac.	Clinical training	903676
1	60Co sources (if specified in contract)	901863
	Cobalt loading (if specified in contract)	N/A
	Site planning	N/A
	Installation and commissioning	N/A

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Leksell Gamma Knife® - Radiation system

Radiation unit
With radiation shielding doors and primary collimator system

Covers for radiation unit and couch

Collimator helmets
•	Complete helmet with 201 final collimators, beam diameter 4 mm at focal point
•	Complete helmet with 201 final collimators, beam diameter 8 mm at focal point
•	Complete helmet with 201 final collimators, beam diameter 14 mm at focal point
•	Complete helmet with 201 final collimators, beam diameter 18 mm at focal point
•	Collimator plugs
•	98 full length collimator plugs
•	2 shortened collimator plugs

Fixation trunnion kit
•	1 set of fixation trunnions for manual coordinate frame fixation
•	1 set of adapters for trunnion fixation to collimator helmet

Electric cabinet
•	Electric cabinet with cabling
•	CUSS - central unit and safety system electronic board, circuit breakers, motor driver and cabling
•	LGK-CU software
•	Medical UPS

Operator area
•	19" Office cabinet
•	Mini keyboard and wireless mouse
•	Operator console with patient and operator audio/video, power supply, opto insulators, cabling and connectors
•	Flat screen monitors
•	Office UPS

MCU kit
•	MCU PC with I/O, CAN boards

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

•	MCU software

Treatment couch
•	Sliding and height adjustable mattress
•	Hand control for treatment setup and initialization procedure

Helmet changer
For collimator helmet change procedure. Operated via the integrated hand control.

Helmet trolleys
For storage of collimator helmets. Includes drawer for storage of tools and collimator plugs

Tool storage cabinet
Drawers for storage of Automatic Positioning System™ mechanical units, tools, frame accessories, trunnions, phantoms, etc.

On-site spare part kit
Limit switches, helmet screws, microphone, circuit boards, fuses, etc.

Tools
Helmet test tool
Helmet adjustment ring
Miscellaneous tools

Document set
Installation and supplementary documents
•	2 instructions for use
•	2 emergency routines
•	Signs and labels

Leksell® Coordinate Frame LGK C Kit with Insulated Posts
A complete coordinate frame kit for Leksell Gamma Knife® C including Insulated Fixation Posts and Titanium Fixation Screws. The Leksell® frame is an unsurpassed 3D reference and positioning system for imaging, stereotactic neurosurgery and GK surgery.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Y/Z slides
1 set of Y/Z slides for coordinate setting in trunnion treatment

Curved fixation posts
1 set of anterior curved posts for improved reach for certain deep lesions

Scull scaling instrument
For measurement of scull shape for Leksell GammaPlan® modeling

Radiation phantom with cassettes
Dosimetry phantom for Leksell Gamma Knife®

QA film holder
For radiation focus film measurement

CT indicator
Fiducial box for CT imaging procedure

MR-Indicator for Frame Model G
Leksell® MR Indicator is used during MR scanning for target localization in stereotactic neurosurgery and radiosurgery. Leksell® MR Indicator is part of Leksell Stereotactic System®.

X-ray indicator
Fiducial box for angiography imaging procedure

CT adapter
Fixating the stereotactic frame to the CT table fixation

CT table fixation
Fixating the CT adapter to specified CT table.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

MR adapter
Fixating the stereotactic frame to specified MR table.

X-ray adapter and support
Fixating the stereotactic frame to specified angiography table.

X-ray pen
For drawing on film, box of 12 pens.

LSS spare part kit
On-site spare part kit for Leksell Stereotactic System®.

System start
On-site application training with Gamma Knife experienced neurosurgeon and/or radiation physicist.

Clinical training
Gamma Knife® Surgery training arranged by Elekta. Treatment indications, technique, literature, etc., 5-7 days depending on site.

Cobalt sources

60Co loading

Loading service using Elekta loader with certified personnel.

Site planning
Site visit and survey by Elekta service staff for complete site planning.

Leksell GammaPlan®

1	Standard LGP for LGK 4

Includes one (1) Leksell GammaPlan® (LGP) license for creating new treatment plans for Leksell Gamma Knife® 4, B or C .This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	XtndX
Set containing;
- 1 universal XtndX trunnion in stainless steel for X coordinates 38 < X < 162
- 1 XtndX Y-slide in stainless steel
- 1 long XtndX Z-slide in stainless steel for Z coordinates 15 < Z < 90
- 1 short XtndX Z-slide in stainless steel for Z coordinates 90 < Z < 155
- 8 set of locking pieces and screws for Z slide
- 2 set of locking pieces and screws for Y-slide
- 1 Instruction for Use

1	Spare part kit for XtndX
Set containing;
- 16 spare screws and 8 locking pieces for Z slides.
- 4 spare screws and 2 locking pieces for Y-slide.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Technical specification - Leksell Gamma Knife® 4

Dimensional data
Overall length including covers	4640 mm
Overall width including covers	2000 mm
Overall height	1935 mm
Total weight, approximate	20,000 kg
Maximum load on couch	180 kg

Radio-physical data1
Total 60Cobalt activity	< 6600 Ci (2.44 x 1014 Bq )
Single source activity deviation	< 10% of average source activity
Dose rate measured in calibration conditions	> 3 Gy/min
Number of 60Cobalt sources	201

1 Not applicable for LGK Upgrade to Model 4 without reloading

Accuracy data
Mechanical isocenter radius	< 0.3 mm
Helmet positioning accuracy	< 0.1 mm
Total radiophysical accuracy	< 0.5 mm
Treatment timer	< 0.2%

Electrical data
Power consumption, approximate	1.6 kVA
Mains power supply (switched)	120 (+/-10%) V AC, 50-60 Hz, 20 A 230 (± 10%) V AC,
50-60 Hz, 10 A
100 (± 10%) V AC, 50-60 Hz, 20 A
Video system	PAL, NTSC

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Standards and approvals

EN/IEC 60601-1: Medical Electrical Equipment - General Requirements for Safety.
EN/IEC 60601-1-2: Collateral Standard: Electromagnetic Compatibility.
UL 2601: Medical Electrical Equipment - General Requirements for Safety.
CAN.CSA-C22.2 No 601.1-M90: Medical Electrical Equipment, Part 1: General Requirements for Safety.

EMC

Potential electromagnetic or other interference between the equipment and other devices can occur even though the device fulfills the legal requirements. To avoid such problems the possible interfering equipment could be removed from the treatment room or placed somewhere else in the room. The user should take extra care if the patient uses a pacemaker or similar device.

Interconnecting requirements

All interconnected equipment must be connected to the system in accordance with the requirements of IEC/EN 60601-1-1. All equipment placed inside the patient area must fulfill the requirements in IEC/EN 60601-1. All other interconnected equipment must fulfill applicable safety standards e.g. IEC/EN 61010-1 and IEC/EN 60950.

Declaration of conformity

The device complies with the requirements of the Medical Device Directive 93/42/EEC.
The product is marked with the CE mark.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Elekta Axesse® system
Qty	Description

1	Elekta Axesse™ - Image Guided Stereotactic Treatment Management System
Elekta Axesse™ is a system optimized for and exceeding the exacting clinical demands of frameless stereotactic radiosurgery and radiation therapy, at the same time ensuring maximum patient throughput.

Elekta Axesse™ incorporates the latest technology in planning, imaging and delivery capabilities to bring to the market the ultimate system for image guided stereotaxy.

Elekta Axesse™ unique capabilities include true 3D imaging which gives target and critical structure visualization at the time of treatment and enables 6D remote robotic automatic position corrections. The integrated, high- resolution beam shaping supported by sophisticated planning and IMRT and VMAT delivery techniques ensures increased target conformance, while streamlined workflow, patient management and dose verification capabilities optimize the clinical process.

1	Elekta Axesse™ Patient Positioning

This comprehensive package enables the highly accurate robotic positioning with six degrees of freedom of patients for image-guided, stereotactic treatment anywhere in the body.

Accurate targeting and critical structure avoidance is enabled by the image guided workflow and further enhanced by the automatic 6 dimensional correction capability of the integrated patient support system.

This package includes:
•	The robotic automatic patient table enabling 6 degrees of freedom (x, y, z, roll, pitch and yaw) with sub-millimeter positioning accuracy.
•	Carbon fiber table top with a lengthening extension, Head and Neck extension and indexing bars. Newest generation of carbon fiber couchtop significantly reduces appearances of artifacts
•	Infrared tracking system to move the table into the exact position and for validation of the patient position. Easy to use graphical user interface and a new generation infrared camera system.
•	Installation of the table, camera system and software.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	Elekta Axesse™ - Patient Immobilization
The head and body immobilization devices provide comfortable and stable support for the patient. This is vital for stereotactic image guided workflow in ensuring the target and critical structures are correctly aligned to the dose distribution at the start and throughout the subsequent radiation delivery.

This package includes:
•
Body Immobilization with 5 vacuum bags suitable for thorax, pelvis and whole body. The immobilization can be indexed to the tabletop. The system is compatible with CT and MRI imaging techniques. Dual vacuum technology provides maximum intra-treatment patient stability.

•	Non-invasive and re-locatable cranial/head-and-neck immobilization with patient specific vacuum mouthpiece fixation. Unique vacuum technology ensures secure immobilization and reliability.
•	Vacuum pump.

1	Elekta Axesse™ - IMPAC MOSAIQ for Integrated Treatment Management
The IMPAC Integrated Treatment Management System ensures efficient and streamlined use of the Elekta Axesse™ system, assisting the user in all aspects of the image guided stereotactic workflow process.

This system is powered by SYNERGISTIQ that integrates MOSAIQ and the image guided XVI software into a consolidated and synchronized user interface.

Key Features of the IMPAC Integrated Treatment Management System for Elekta Axesse™ include:
MOSAIQ:
•	Facilitates the generation of complex treatment prescriptions and supports the automatic setup, recording and verification of imaging and radiation treatment delivery.
•	Automates appointment scheduling and optimizes resource allocations to streamline workflow.
•	Supports the transfer of data and reference images from the Elekta Axesse™ treatment planning system.
•	Supports the integration of reference, portal and IGRT images into the setup and verification process, streamlining image workflow.
•
Enables on-line review of medical images by providing tools that allow the physician to approve modify or reject and image and automatically communicate changes to the radiation therapist at the point of care.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

SYNERGISTIQ:
•	Coordinated patient selection between the MOSAIQ software and the volumetric image acquisition device, eliminating the need for additional keyboards, mice, and keystrokes.
•	Streamlines the VolumeView™ acquisition process as information from the MOSAIQ is used to automatically setup the acquisition device including patient selection, reference data and pre-set selection.
•	Automatically stores the Couch Corrections derived from the Reference CT/ VolumeView™ 3D-image registration as part of MOSAIQ to allow for trending and analysis via MOSAIQ Setup Intelligence.
•	Automatically stores acquired VolumeView™ images in MOSAIQ.
•
VolumeView™ Images as well as the Reference CT and the registration that was performed at the time of treatment are integrated with the patient medical record and are available for review via MOSAIQ Image Enabled Electronic Chart throughout the department.

•	Provides a single user interface for all interactions with MOSAIQ, Elekta Axesse™ Control Console, and volumetric image acquisition device utilizing only one monitor, one keyboard, and one mouse.
•	The acquisition of a VolumeView™ image triggers the capture of the user-defined code for billing or utilization analysis.
•	Incorporates within the GUI the real time MLC display.
•	Supports input of images in DICOM 3 and DICOM RT format

Training is provided by IMPAC- trained MOSAIQ experts who can provide users with specialized knowledge, which they can apply with confidence on the job.

1	Elekta Axesse™ - Stereotactic treatment delivery with full image guidance
The Elekta Axesse☐ image guided stereotactic treatment delivery accelerator provides proven high conformance dose delivery through fine resolution beam shaping in conjunction with a suite of sophisticated treatment delivery techniques and sub-millimeter accuracy using the latest in image guided technology.

Building on Elekta’s long experience in linear accelerator technology and reputation in innovation the Elekta Axesse™  image guided stereotactic treatment delivery accelerator provides:

Advanced digital linear accelerator with exclusive cover set design providing 6MV photon energies and the unique potential for up to 2 additional photon energies and 7 electron energies.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

The ability to treat non wedged, wedged, conformal, arc, IMRT, VMAT and stereotactic fields.

Full field conformance, asymmetry and leaf interdigitation maximizes the beam shaping ability with minimal penumbra.
Integrated high-resolution beam shaping ensuring maximum patient clearance.

Remote automatic table positioning in 3 as well as 6 degrees of freedom and assisted set up from inside and outside the treatment room maximising clinical workflow efficiency.

Advanced robotic image guided technology with 2D MV imaging and, 2D and 3D kV imaging capability, supported by a suite of software tools that
-	enable fast and efficient integration of image guidance into the daily workflow
-	ensure the highest accuracy possible for IMRT, VMAT, radiosurgery and stereotactic radiation therapy
-
enable clinicians to take full advantage of IMRT and VMAT dose delivery without the need for implanted target surrogate markers, due to the high visualization capability of all soft tissue structures, target volume and critical structure position

-	fast acquisition of 2D or 3D kV images with the patient in the treatment position, at the point of treatment for real tme modification
-	allows precise registration of the reconstructed image data with the historical CT planning data as a non-invasive procedure
-	confident tracking of sophisticated treatments such as IMRT and VMAT, with fast continuous, synchronized imaging
-	provides imaging and analysis options through Planar View (2D static imaging), Motion View (2D sequence mode) and Volume View (3D Volumetric mode), imaging modalities
-	DICOM CT export of images

-	Segmental (Breath Hold) VolumeView™
Provides the user with the ability to interrupt and restart VolumeView™ acquisitions using the Function Key Pad.

Supports 3D acquisition during breath-holding procedures by allowing the acquisition of partial volumes for each separate breath hold, with subsequent reconstruction a single 3D image.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Intuity
-	3D Shaped Registration Region of Interest
The 3D Shaped Registration Region of Interest can be generated from any structure imported from the Treatment Planning System, or created manually using tools in the software.

This allows generation of a 3D registration volume which conforms to anatomical structures.

-	3D Automated Seed Match Tool
This functionality employs an optimized 3D registration algorithm to register implanted markers, providing fast, efficient registration without compromising on 3D volumetric information.

-	Critical Structure Avoidance
Registration of a Clipbox and Shaped Registration Region of Interest.

Critical Structure Avoidance allows registration of two separate areas of anatomy, utilizing both the Clipbox and the Shaped Registration Region of Interest. XVI software will calculate the relationship of both areas of anatomy to the proposed correction vectors and alert the user if the target has moved closer to the critical structures due to anatomical changes. The user can then choose to select a compromise between the two areas, or send the patient for re-planning.

The Elekta Axesse™  Stereotactic Treatment Delivery Accelerator with full image guidance includes:

•	Travelling wave-guide with 20 years warranty.
•	High power rapid tuning magnetron, with full 24 months warranty.
•	Treatment control system which manages all aspects of the Linac treatment process providing processing, logging and optional recording facilities for all pertinent Linac patient and machine data.
•	Treatment control system software for Elekta Axesse which supports VMAT and Segmental, Dynamic and Dynamic Arc IMRT delivery
•	Integrated Auto-Wedge providing any wedge angles from 1 to 60 degrees.
•	Two in-room monitors mounted on both sides of the linac for easy of accessibility.
•	Mechanical front pointer.
•	On board diagnostic mode for system calibration and on screen fault analysis.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

•	Short shadow tray for shielding blocks.
•	Soft touch hand held controllers for linac and imaging equipment movement in the treatment room.
•
Fine resolution integrated MLC utilizing the proven high resolution optical leaf positioning system, which includes a field light projector, crosswire system and camera, providing a fail-safe and precise beams-eye-view of actual leaf position.

•	80 individually controlled 4mm leaves with a travel range of more than 21 cm for each leaf with a maximum overall field size of 16 x 21 cm.
•
AutoCAL calibration software, tools and license providing improved calibration and verification of many fundamental radiation and mechanical parameters, making it easier and faster to set up and maintain the multileaf collimator for routine IMRT clinical use.

Set of phantoms for ease of calibration and QA of the image guided technology. Including:
•
Geometric Phantom  - specially designed to enable kV to MV isocenter alignment and other calibration activities for the imaging system. Used in conjunction with the specific associated software tools delivered with the system to enable fast calibration of the kV to MV X-ray isocenter, and flex map calibration for VolumeViewTM imaging

•	QA Phantom - for routine QA of the kV imaging system
•	Contrast Phantom - enables measurement of high resolution and contrast resolution and other image quality parameters of the VolumeView™ images
•	2D Phantom - Image quality phantom use for 2D kV image quality to determine the low contrast and spatial resolution of 2D kV images (PlanarView™ images)
•	Calibration phantom

kV imaging hardware including:
•	X-ray tube - 15/45kW dual focal spot, 0.4/0.8mm
•	Fan cooled
•	Thermal cut-out switch
•	Retractable X-ray tube support arm
•	40kW kV generator
•	Manual collimator facility, collimator field size facility and X-ray volume Imaging filter
•	Image acquisition parameters selectable via XVI Workstation User Interface
•	41cm x 41cm Amorphous Silicon panel kV detector mounted on a robotic motorised retractable arm, enables 25cm length 3D volume image data to be acquired in one gantry revolution
•	Panel position for X-ray Volume Image acquisition
•	For VolumeView™ imaging module option - 3 Fields of View X-ray Volume Image acquisition, small, medium, large.
•	High performance dual Processor PC for kV image acquisition, VolumeView™ reconstruction, and suite of imaging tools

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

PlanarView™ license
☐	The PlanarView™ license enables the acquisition of static 2D kV images on the XVI system. Images are displayed, and can be compared to a reference image. Image annotation tools are available.
☐	Reference images can be imported via DICOM.
☐	Included are acquisition protocol templates for anatomically appropriate acquisition parameter settings to control the X-ray generator.
☐	In treatment room display of XVI settings.

MotionView™ license
☐
The MotionView™ license enables the acquisition of 2D kV sequence images. These images can be acquired to monitor organ motion over a specified period of time. Images are then displayed as a movie loop series of images.

☐	Included are acquisition protocol templates for anatomically appropriate acquisition parameter settings to control the X-ray generator.

VolumeView™ License
•	The VolumeView™ license enables the acquisition of 3D fully isotropic Volume images.
•
Included are acquisition protocol templates for anatomically appropriate acquisition parameter settings to control the X-ray generator. They also Include gantry rotation control, and settings for number of projections to be acquired during 3D-volume acquisition.

•	Selectable Field of View includes Amorphous Silicon detector position and X-ray collimator setting for 3D-volume acquisition.
•	Includes 3D-image reconstruction software.
•	Multi planar reconstructed image display, with easy 3D volume explore facility.
•	Image display tools, window level/width, Zoom.
•	DICOM CT, DICOM RT Image and Structure Set import, DICOM RT Plan import.
•	Reference image display.
•	Sophisticated Image registration tools, provide automatic image registration as well as manual registration facility.
•	Isocenter display in volume display.
•	Reference image structures display overlay onto VolumeView™ image.
•	Relative table zero and correction vector display and record.
•	In room table zero and relative table position display and operation.
•	In treatment room display of XVI settings.
•	Image storage facility.
•	QA software for geometric calibration of kV to MV system.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

2D MV imaging hardware including:
•	Rigid and fully retractable slim line amorphous silicon detector panel on an interlocked retractable arm with automatic and manual movement control
•	PC for acquisition of MV images

Elekta Axesse Function Key Pad

The Function Key Pad provides the following features:
- MV Start, Interrupt and Terminate
- LED’s to indicate radition on / off status
- Linac Assisted Setup (ASU) - facilitating automatic gantry and diapragm rotations
- Table ASU - facilitating automatic table translations and isocentric setup
- Imaging ASU - facilitating automatic remote retraction of the iViewGT™ detector

This Function Key pad has been ergonomically designed to ensure comfort during prolonged ASU periods.

Elekta Axesse™ Operator gift set

Elekta Axesse™ Manual and associated documentation

1	The Elekta Stereotactic Partnership

Elekta Axesse™ customers enter into a unique partnership with Elekta providing:

- Comprehensive training package to ensure the hospital team is confident in the use of the Elekta Axesse™ system in supporting image guided, IMRT and frame-less stereotactic techniques
- ‘All Elekta’ installation means you get access to many new functionalities 1st
- Support with your institutional marketing needs
- Opportunities to influence the development of stereotactic practice
- Opportunities to be guided onto the next rung of the stereotactic ladder
- Stereotactic user group
- Dedicated to advancing the practice of stereotactic treatments
- Meetings attended by Elekta CEO & Senior Management Team
- Research collaboration opportunities

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

The comprehensive training package includes:

Fast Clinical Start Up Course -

On-site Applications Training
A 10 day Applications Training course given on site for a maximum of 6 operators of the Elekta Axesse ☐ system.
This training course concentrates on the imaging and delivery system components of Elekta Axesse ☐ and how these can be used effectively in a clinical workflow.

Clinical Introductory Education Courses –

IGRT Clinical Training course for 3 people.

This prestigious 2-day introductory course addresses the principles of Image Guided Radiation Therapy by sharing the knowledge of experienced practitioners who have been working at the forefront of clinical protocol development within this innovative advanced treatment discipline.

This education program has been developed for attendance by a multidisciplinary team comprising 1 Clinician, 1 Physicist and 1 Radiographer (Therapist) per institution.

The course will take place at an elite 4D Adaptive IGRT center of excellence. It will be delivered by an equally multidisciplinary team drawn from the host's own staff in order to meet delegate's specific needs.

Each delegate will be provided with the opportunity to both observe, and participate in practical application of these advanced innovative techniques, including imaging modalities (VolumeView™, PlanarView™, MotionView™) and associated IGRT clinical workflows.

The course curriculum will cover each stage of the treatment process; planning, X-ray Volume Image acquisition for verification, image review & registration and decision and action protocols. This will enhance confident commencement of an Image Guided program when delegates return to their own clinic.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

All tuition fees, training materials including lunch, during the course are covered, while travel and accommodation costs are not included.

This training will be available for up to 12 months from the acceptance date of the Elekta Axesse ☐ system.

IMRT Clinical Training Course for 2 people.
This 2-day course is held at a European Hospital in collaboration with Elekta.
The course is aimed at Radiation Therapist, Dosimetrists, and Physicists.
The objectives of this education program are to present the steps required to implement segmental IMRT for routine treatment on Elekta Axesse.
Topics covered include:
Software structure overviews
Planning screen changes and additions
Functionality for IMRT treatment planning
Inverse planning overview
Planning protocols
Optimisation
Dose volume histogram tools
Workflow manager tool

This training will be available for up to 12 months from the acceptance date of the Elekta Axesse ☐ system.

Advanced Clinical Education Courses –
SBRT Clinical Training course for 3 persons

Advanced clinical training gives attendants the opportunity to increase their competence within the Stereotactic field and to interact with other centers to discuss various ways of fast-tracking a SRS/SRT program.

This 2-day course further enhances physicians’ knowledge of identifying cases, planning and dosimetry, treatment delivery and monitoring of a successful SRS/SRT program. The faculty includes experienced clinical experts, backed up by Elekta Product and Application Specialists.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

This training will be available for up to 18 months from the acceptance date of the Elekta Axesse ☐ system.

VMAT Clinical Training Course for 2 people.
This 2-day course is held at a European Hospital in collaboration with Elekta.
The course is aimed at Physicists, Dosimetrists, Radiation Oncologists and Therapists.
The objectives of this education program are to present the steps required to implement VMAT for routine treatment on Elekta Axesse.
Topics covered include:
Principles and practice of VMAT
Indications for VMAT vs. IMRT including case studies
Skill set for VMAT planner (hands-on)
Time required to plan (break-down)
Verification of planning system for VMAT
VMAT class solutions
Quality assurance protocols/procedures (hands-on)
Routine QA and Patient QA

This training will be available for up to 12 months from the acceptance date of the Elekta Axesse system

1	IQ Server Software
Foundation for the integrated EMR / Practice Management system. Includes patient master index (PMI), internal and external directories, system utilities, configuration libraries and barcoding capability.

1	MOSAIQ
Image-Enabled Electronic Medical Record (EMR) including

core charting features - configurable Chart Navigator, Qwik Rx electronic ordering, patient assessments, Word-based transcription generation, electronic document management, and the ability to import medical images only if configured with documents, ID photos, scanned images, and other electronic files for incorporation into the EMR - as well as core reporting and process management tools.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	Crystal Reports 10 Developer Full Product OEM Edition English

1	SQL licences for MOSAIQ Desktop server
SQL Server licence and media pack are required as a pre-requisite to install MOSAIQ Desktop application software on the server.

1	MOSAIQ Setup Intelligence
Positioning system that combines sophisticated on or off-line image registration tools with the ability to capture, document and analyze positional shift information resulting from setup variations in conventional IMRT and IGRT delivery techniques. Includes image registration and analysis so support quantitative comparisons between the reference image and the port film, storage of image/shift information and comprehensive trend analysis.

1	Connectivity to TPS or Virtual Sim (TBD)
Treatment Planning System (TPS) and Virtual Simulator connectivity supports the import of the TPS plan and image information in DICOM format. The extent of the information imported depends on the treatment planning system / Virtual Simulator device and the type of interface.

1	Elekta Axesse™ - Treatment Planning System
The Elekta Axesse™ Treatment Planning System specializes in stereotactic and dynamic IMRT and VMAT treatment abilities. One main workstation is supplied with software modules supporting stereotactic localization, conformal static and rotational arcs, IMRT and VMAT for stereotactic and image guided radiation deliveries, providing everything that is required by radiation oncology and neurosurgery teams.

Multimodality image support also means that this treatment planning system can offer registration and fusion of a range of images such as CT, MR, PET making it a flexible and versatile tool for both disciplines.

Inverse planning provides field fluence optimization based on targets and critical structures, and offers a simulated annealing algorithm (Fast Fourier Transforms), which is fast and accurate, and ideally suited to the continuous adjustments that are made to manually optimize the treatment plan.  The planning system also provides multiple target optimization and a live display of 3D dose clouds and DVHs during iteration.

Treatment planning of dynamic arc modulation and VMAT is driven by AMOA a unique arc modulation optimization algorithm. This technique gives sharper dose gradients and can be delivered faster than segmental delivery. This planning system is able to facilitate the combination of intensity modulated field/arcs with conformal field/arcs within the same treatment plan. The benefits of these two techniques can be combined in this way to provide superior PTV coverage (no loss in inhomogeneity) with optimized sparing of healthy tissue and organs at risk.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

The Elekta Axesse™ Treatment Planning system is designed in a very user-friendly way. Its application is intuitive making it easy to learn and its simple GUI helps ensure that it is a valuable and reliable tool for the entire radiation oncology or neurosurgery team. It enables highly conformal and complex plans to be performed in a split second, ensuring the maximum possible dose is delivered to the target volume while minimizing the dose to surrounding critical structures.

Software planning modules including:

- Import and registration of multi-modality image data
- Segmentation and contouring
- Stereotactic treatment planning and optimization
- Plan evaluation

These support the standard functionality of Elekta Axesse™ including IMRT and VMAT.

1	Elekta Axesse™ – Treatment Planning Workstation
A powerful workstation with multiple processors (minimum dual-processor and quad-core) which shares a common environment with other Elekta planning systems.

The Elekta Axesse™ – Treatment Planning Workstation includes the following main components:

- PC (Linux) workstation
- 19” TFT Flat Panel Display
- External DAT drive
- A4 Color laser printer

1	10 MV Mid Energy Photon

1	15 MV High Energy Photon

1	6 MeV Electron Energy

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	8 MeV Electron Energy

1	10 MeV Electron Energy

1	12 MeV Electron Energy

1	15 MeV Electron Energy

1	18 MeV Electron Energy

1	Aperture Plate Electron Beam Applicator 6 x 6 cm
Fitted with spring loaded touch guard, coded end frames and electrical connection to linear accelerator.
The X-ray diaphragms are then set automatically to the optimum position.
A unique hook and latch mounting system enables easy and rapid attachment.

1	Aperture Plate Electron Beam Applicator 10 x 6 cm
Fitted with spring loaded touch guard, coded end frames and electrical connection to linear accelerator.
The X-ray diaphragms are then set automatically to the optimum position.
A unique hook and latch mounting system enables easy and rapid attachment.

1	Aperture Plate Electron Beam Applicator 10 x 10 cm
Fitted with spring loaded touch guard, coded end frames and electrical connection to linear accelerator.
The X-ray diaphragms are then set automatically to the optimum position.
A unique hook and latch mounting system enables easy and rapid attachment.

1	SymmetryTM
4D Acquisition, In line Reconstruction and Registration
Symmetry provides acquisition and in line reconstruction of 4D volumetric data, utilizing unique patented technology for sorting each projection image into a phase based bin. This sorting occurs by reviewing the moving anatomy within the projection images and calculating a respiratory trace directly from the internal anatomy. No external surrogates are required in this process.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Following reconstruction, Symmetry includes an optimized workflow for registration purposes. Each reconstructed phase of the respiratory cycle is matched to a 3D reference image automatically. Following registration, the user can review the results quickly and efficiently due to an optimized software view. Correction vectors are automatically calculated to position the tumour in either the average or the exhale position.

1	CIRS Dynamic Thorax Phantom

Respiratory Motion Phantom

4D Phantom allows study of Symmetry functionality.

Motion can be performed in 3D dimensions, which allows simulation of both rotational and translational target motion.

1	QUASAR Respiratory Motion Phantom

Respiratory Motion Phantom

4D Phantom allows study of Symmetry functionality.

Motion can be performed in 1 dimension, which allows simulation of translation target motion.

1	Turbo starter kit for Elekta Axesse™

Ancillary equipment required for the installation and maintenance of any Precise Digital Accelerator.

Comprising:

- Rotary vacuum pump

- Turbo molecular pump attachment for rapid pump down times and higher roughing vacuum

1	Las Vegas calibration phantom

The Las Vegas phantom is a device that is used to check image quality of a portal imaging device at different megavoltage energies both at acceptance and as part of the corrective maintenance procedure.

1	Spares Kit Extended

An extended kit of spare parts for the Digital Accelerator.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	Spares kit Beam Modulator™

1	Precise Treatment Table - Spares Kit

1	Kit of Spares for XVI

1	Room Lasers, Green, Remote

Laser patient alignment system, Green lines with remote control adjustment.

Set of 4 Green Room lasers.

Comprising 3 crosshair and 1 line sagittal laser.

Featuring extremely fine lines (< 1mm), high precision adjustment at the isocenter and easy to install, stable mounting bracket.

Inclusive of switchable (110v to 240v) Power Supply and universal main adaptor and remote hand-held controller.

1	Color CCTV and Intercom 220v

Color CCTV monitoring system with pan, zoom and tilt functions, 2 monitors and control panel.

Intercom for patient and radiographer communication, includes a master and remote station.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

1	Monaco Treatment Planning System – To be configured by Elekta for optimal useability with Axesse.

1	Water Chiller for Digital Accelerator

Closed Circuit Water Chiller. Provides cooling water for the SL Series heat exchanger water circuit. The cooler uses Ozone friendly, "R134a" refrigerant gas in line with the latest protocols and local regulations. Will operate with a constant heat output to air of 12KW at 40 Celsius ambient air Temperature.

Comprising:	Water Chiller
Water Hose

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

EXHIBIT
SPECIAL PROVISIONS FOR REVENUE SHARING

1.	DEFINITIONS

The following terms used in this Exhibit (or in other parts of the Agreement) shall have the meaning set forth below:

a)
Total Invoice Amount shall mean the gross revenue collectible by the Customer for all Procedures with no deduction of any costs that are incurred by the Customer. Total Invoice Amount shall include gross reimbursement obtainable from relevant authorities, health, insurance or patient remittance for all Procedures performed on all patients with use of the Devices and/or any part thereof. Any and all taxes, fees or other costs that may be levied on such reimbursement shall be payable by the Customer and not affect the Total Invoice Amount.

b)	Minimum Requirement shall mean such minimum amount as is set out in the Cover Page payable by Customer to Elekta each month during the Revenue Sharing Term.
c)
Procedure(-s) shall mean a completed single patient treatment session performed with any of the Devices. In case a patient is treated through fractionated treatments, which are part of the same treatment, this will count as one Procedure.

d)	Revenue Sharing Term shall mean such term, specified in the Cover Page, during which revenue sharing, according to this Exhibit G shall take place.
e)
Usage Fee shall mean a monthly fee calculated as a percentage specified in the Cover Page, of the Total Invoice Amount collectible by the Customer from the Procedures performed during a particular month of the Revenue Sharing Term. The percentage agreed is set out in the Cover Page.

All other capitalized terms set out herein shall have the meaning specified in other parts of this Agreement.

2.	REVENUE SHARING

The Customer shall as Contract Price for the Deliverables pay a monthly Usage Fee to Supplier in accordance with the terms and conditions set out herein and as specified in the Cover Page.

3.	REVENUE SHARING TERM

The Customer shall pay Usage Fees to Supplier with commencement upon the performance of the first Procedure with each of the Devices respectively and for the remainder of the Revenue Sharing Term, as set out in the Cover Page.

4.	REPORTING AND TIME OF PAYMENT

On the twenty-fifth (25th) day of each month during the Revenue Sharing Term, the Customer shall deliver to Supplier (or to a third party according to Supplier’s written instructions) a report which includes a list of patients (identified by an identification number selected by the Customer) upon which a Procedure has been performed during the preceding calendar month for each of the Devices. The report shall also include, for each such patient, the indication treated, the Total Invoice Amount collectible by Customer for the Procedure, broken down by patient.

Within sixty (60) days of the date of the report, as specified above, Customer shall pay the Usage Fees for all Procedures covered by the report in question to Supplier, or as the case may be, the Minimum Amount as per clause 5 below. The Customer shall bear the full responsibility for collecting all fees payable for the Procedures. Payments due to Supplier shall thus be payable irrespective of whether the Customer has invoiced or received reimbursement for the Procedures in question.

All payments of the Usage Fee shall be made by swift transfer to Supplier in Turkish Liras (TL), or exchanged at an interbank rate into USD or Euro at the request of the Supplier, to a bank account designated by Supplier.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

Remuneration and payments to Supplier are quoted exclusive of taxes (including VAT or any other tax or duty that may be levied against the Devices). Customer shall consequently be responsible for any taxies levied against the Devices or governmental fees or assessments, however denoted, levied or based on this Agreement or the use of the Devices, except for income taxes imposed on the remuneration to Supplier. Supplier will also be responsible for and pay all and any customs duties, port fees, and VAT imposed on or related to the Devices or its importation or use.

5.	MINIMUM REQUIREMENTS

Customer shall as a minimum monthly payment for the Elekta Axesse® pay the Supplier an amount of * during the Revenue Sharing Term (the “Minimum Amount”) for the Elekta Axesse®. This Minimum Amount shall be made regardless of how many, if any, Procedures have been performed with the Elekta Axesse® and regardless of the Total Invoice Amount received by the Customer for such month. The Minimum Amount shall be paid by the Customer in accordance with clause 4 above. For the sake of clarity, the payment of this Minimum Amount does not affect the revenue sharing of the Total Invoiced Amount for the Leksell Gamma Knife® 4 and shall thus be paid by the Customer to Supplier regardless of the Usage Fees payable for the Leksell Gamma Knife® 4.

6.	AUDIT

Supplier (or any independent third party appointed by Supplier) shall have the right to review and audit the financial records of the Customer and perform such other investigations and inspections of the Customer’s records and the Equipment as deemed necessary by Supplier in order to verify the calculation of Usage Fees payable hereunder and proper insurance and maintenance of the Equipment.

7.	OPERATIONAL COMMITTEE

Supplier and the Customer shall establish an operational committee (to consist of one (1) representative of each party) which shall meet at lest once every six months to discuss marketing and technical reimbursement issues.

8.	LETTER OF CREDIT OR PAYMENT GUARANTEE

Customer shall within 14 days of signature of this Agreement, as a security for payment of the Usage Fee, provide Supplier with an irrevocable Letter of Credit from a bank acceptable to the Supplier, in an amount of *, or another form of payment guarantee that is acceptable to the Supplier in the amount of *.  In the case of a Letter of Credit, it shall correspond to the form in Exhibit G, and must be acceptable to the Supplier.

In the event the Customer is unable to supply a Letter of Credit or another form of guarantee that is acceptable to the Supplier (Supplier accepts to Customer in writing) as described and according to the terms above, this contract shall become null and void.

9.	RETENTION OF TITLE, INSURANCE AND SECURITY INTEREST

Until full payment of the Contract Price is made, i.e. until the end of the Revenue Sharing Term for each of the Devices, ownership title to Deliverables shall not pass to the Customer and the Customer shall hold the Deliverables for and on behalf of Supplier and shall store or otherwise keep the Deliverables in a safe and proper manner and in such a way as clearly to indicate at all times that the Deliverables is owned by Supplier.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

During the Revenue Sharing Term the Customer shall exercise reasonable care and diligence to keep the Devices in good working order and shall obtain and keep in effect during the Revenue Sharing Term an all risk and hazard insurance policy (including but not limited to fire, flood, theft, earthquake damage) covering each of the Devices with loss payable to Supplier as its interests may appear. Such loss payable clause shall include provision for not less than ten (10) days prior notice being given to the loss payees prior to cancellation of the insurance. Customer shall deliver to Supplier a policy or certificate of insurance issued by the insurer evidencing such insurance. The policy shall be with an insurance company acceptable to Supplier and in an insurance amount as set out in the Cover Page.

If any of the Devices (or both as the case may be) is rendered unusable as a result of any physical damage, Customer shall give Supplier immediate notice. Supplier shall, in its sole discretion, determine, within thirty (30) calendar days after such notice, whether the Device can be repaired. In the event that Supplier determines that the Device can not be repaired, Supplier shall have the option to elect either to terminate this Agreement, at no additional cost to Supplier, or replace the Device at its expense. In either case the insurance proceeds shall be payable solely to Supplier. In either case, the Revenue Sharing Term shall be suspended and be extended by the amount of time that the Customer was unable to perform Procedures, unless prematurely terminated.

The Customer shall not sell, pledge or mortgage (or in any other way subject to any lien) the Devices without the prior written approval of Elekta.

In order to secure payment on any unpaid balance of the Usage Fee or any other payments due to Supplier, Customer hereby grants Supplier a first priority security interest in each of the Devices. Customer shall execute any documents, which may be necessary or appropriate to perfect such security interest.

10.	USE AND MAINTENACE

The Devices may not be removed from the Site. The Customer shall during the Revenue Sharing Term operate the Devices in a safe and prudent manner and only with qualified employees or physicians who are suitably skilled and adequately trained for use of the Equipment. In addition thereto the Customer ensures that staff shall be adequate to enable the Devices to be used for a minimum of five (5) days per week during the Revenue Sharing Term.

The Customer undertakes to fulfill infrastructure and building services such as heating, cooling, ventilation, hygiene requirements and physical conditions at the Site.

The Customer shall during the Revenue Sharing Term maintain the Devices and shall conclude a separate maintenance agreement with Supplier for such maintenance. Such a maintenance agreement shall be concluded before the first Procedure is performed with the Devices and on Supplier’s standard terms and conditions for such agreements.

The Customer assumes full liability for injuries damages and loss in connection with use of the Devices and shall indemnify and hold Supplier harmless from any damages or and loss arising in connection with the use of the Devices. The Customer undertakes to obtain public liability insurance policies concerning the operation of the Devices in an amount as set out in the Cover Page and keep the policies in effect during the Revenue Sharing Term.

11.	REGULATORY

In addition to what is set out in this Agreement, any regulatory requirements from the Turkish Atomic Energy Authority and expenses in relation thereto, shall be fulfilled and borne by the Customer.

12.	REMOVAL OF EQUIPMENT

Upon a termination of this Agreement during the Revenue Sharing Term in accordance with the terms of this Agreement, Supplier shall have the right to disassemble and remove each of the Devices from the Site. Customer shall upon notice from Supplier give Supplier access to the Site and the Devices and shall render Supplier all and any reasonable assistance on Site.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: July 29, 2010

All costs (excluding Supplier’s and Customer’s internal costs which shall be borne by such party) in connection with the disassembly, removal and return of the Devices to Supplier, shall be shared equally between Supplier and Customer.

13.	ARBITRATION AND GOVERNING LAW

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce in force on the date the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one. The place of the arbitration shall be Geneva. The language to be used in the arbitral proceedings shall be English.

This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

EXHIBIT B
GENERAL TERMS AND CONDITIONS

B 1.         Definitions. The following terms used in this Agreement shall have the meaning set forth below:
B 1.1 “Acceptance Test Protocol” means Supplier’s standard protocol and procedure for testing and/or accepting delivery of the Hardware and/or Software, as revised from time to time by Supplier.

B 1.2 “Affiliate(s)” means, with reference to a specified person or entity, any person/entity that directly or indirectly controls or is controlled by or is under common control with the specified person/entity.  The term “control” means the direct or indirect ownership of a majority of the outstanding voting securities of a corporate entity.

B 1.3 “Agreement” means the agreement between Supplier and the Customer relating to the sale/license of the Deliverables, consisting of the Cover Page and all exhibits attached thereto and/or incorporated herein by reference.

B 1.4 “Confidential Information” means any nonpublic information of a Party, in oral, written, graphic or machine-readable form, including without limitation, that which relates to medical information concerning patients and patient records, trade secrets, research, product plans, products, inventions, processes, designs, algorithms, source code, programs, business plans, agreements with third parties, services, customers, marketing or finances, which is designated as confidential or proprietary by the disclosing Party at the time of disclosure, or which considering all the circumstances surrounding the disclosure, ought reasonably to be understood by the receiving Party to be confidential.

B 1.5 “Contract Price” means the price for the Hardware and/or Software as specified in the Cover Page.

B.1.6 “Cover Page” means the document issued by Supplier containing Supplier’s offer to the Customer, to which these General Terms and Conditions and all other applicable exhibits are attached.

B 1.7 “Deliverables” means the Services, Hardware and/or Software listed on the Cover Page and described in more detail in the Scope of Supply.

B 1.8 “Delivery” means the moment when Supplier fulfils its delivery obligation under the applicable trade term with respect to Hardware.

B 1.9 “End-User” means the entity using the Hardware and/or Software at the Site.

B 1.10 “Hardware” means any tangible property listed on the Cover Page and described in more detail in the Scope of Supply.

B 1.11 “Installation” means any and all procedures and tasks that are specified by Supplier to be performed by Supplier following the arrival of the Hardware and/or Software at the Site.

B 1.12 “Lost Profit” means the Contract Price and/or the License Fee (if any) for the remainder of the term of the license and/or the Service Fee (if any) for the remainder of the term of the services, minus any amounts already paid by the Customer to Supplier, minus the total costs that would have been incurred by Supplier and its Affiliates in manufacturing, delivering and installing the Deliverables at the Site or performing the Services and which Supplier can reasonably avoid.

B 1.13 “Parties” means the Supplier and the Customer, and “Party” means any of them.

B 1.14 “Payment Terms” means the terms of payment for the Deliverables as set out in this Agreement.

B 1.15 “Scope of Supply” means the scope of supply attached to this Agreement as an exhibit, specifying the Deliverables being purchased/licensed.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

B 1.16 “Services” means the Hardware maintenance and support services and/or Software maintenance and support services listed on the Cover Page and described in more detail in the Scope of Supply.

B 1.17 “Software” means any software listed on the Cover Page and described in more detail in the Scope of Supply.

B 1.18 “Third Party Products” means Deliverables not manufactured or made by or directly on behalf of Supplier or any of its Affiliates.

B 1.19“Third Party Supplier” means the supplier of Third Party Products.

B 1.20 “Warranty Period” means the period/term of the warranty as defined in section C 8.1 and/or C 8.3 in the Terms and Conditions for Hardware, D 5.1 in the Terms and Conditions for Software and/or E 8.2 in the Terms and Conditions for Services, as the case may be..

B 2.        Terms of Sale/License.
B 2.1 Pursuant to the terms and conditions contained in this Agreement, Supplier agrees to sell/license and deliver the Services, Hardware and/or Software and the Customer agrees to purchase/license and accept delivery of the Services, Hardware and/or Software.

B 2.2 Partial shipments/deliveries shall be allowed unless otherwise agreed in writing by the Parties.  Any failure by Supplier to provide Deliverables shall not constitute grounds for terminating this Agreement but shall only to the extent set out in this Agreement be a basis for terminating the Parties’ future obligation with respect to the individual Deliverable so affected.

B 3.        Price and Payment Terms, Etc.
B 3.1 Unless otherwise agreed or set out in the Cover Page all payments shall be due and payable within thirty (30) days of the date of invoice. Any price stated in this Agreement is net and (unless otherwise expressly set out in this Agreement) excludes any financing costs, letter of credit or bank guarantee costs, sales tax, and any other taxes, dues, duties and any cost connected with the Installation and use of the Deliverables.  Any price under this Agreement shall be paid via cash, check, or bank wire transfer according to the instructions noted on the face of the invoices.

B 3.2 The Customer shall not be entitled to deduct or set-off any amount of the monies due to the Supplier in respect of this Agreement.

B 3.3. Customer shall, if requested by Supplier, open an irrevocable and transferable letter of credit in favor of Supplier, issued by a bank acceptable to Supplier and in a format acceptable to Supplier, securing any payment in accordance with this Agreement.

B 4.        Customer’s Default.
B 4.1 If the Customer fails to make any of the payments by the due date thereof, then Supplier shall give the Customer written notice of such failure and may suspend all Services, licenses and Delivery.

B 4.2 If the Customer fails to make any payment within thirty (30) calendar days after the date of Supplier’s notice referred to in section B.4.1, Supplier may elect to terminate this Agreement by giving written notice of such termination to the Customer.  Such termination shall be effective as of the date of such termination notice and if the Deliverables have been delivered to the Customer, Supplier shall be entitled, without prejudice to its other rights and remedies, to enter the Site and remove and repossess and/or disable the Deliverables as applicable.

B 4.3 In the event Supplier terminates this Agreement due to the Customer’s breach, Supplier shall be entitled, without prejudice to its other rights and remedies, to recover from the Customer an amount equal to Supplier’s Lost Profit. This shall apply irrespective of whether the Deliverables have been delivered or not.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

B 4.4 Any payment required to be made by Customer to Supplier which remains unpaid after the date on which such payment is due shall bear interest at a rate equal to the lesser of one and one-half percent (1.5%) per month, or fraction thereof, or the maximum legal rate, as such rate may be adjusted from time to time.

B 5.         Excusable Delays.
B 5.1 If the performance of this Agreement by or any obligation of either Party hereunder is prevented, restricted or interfered with by reason of fire, explosion, flood or other adverse weather condition, actual or threatened terrorist attack, labor disputes or accidents affecting performance under this Agreement, or war, mobilization, civil commotions, blockade, embargo or sanction, or any law, regulation, ordinance or requirement of any government or regulatory agency, or any other act whatsoever similar to those listed herein, or any other circumstance beyond the reasonable control of a Party, then the affected Party shall promptly notify the other Party of the resulting difficulties, and any of the foregoing events shall excuse any performance required under this Agreement (other than the payment of money) for the duration of the events.

B 5.2 If either Party is prevented from performance of its obligations for a continuous period in excess of six (6) months, the other Party may terminate this Agreement forthwith on service of written notice upon the Party so prevented, in that case neither Party shall have any liability to the other except that rights and liabilities that accrued prior to such termination shall continue to subsist.

B 6.         Acceptance Test Protocol.
B 6.1 To the extent applicable for the Hardware and/or Software, upon completion of the Installation of the Deliverables (or part thereof), Supplier shall perform the Acceptance Test Protocol and the Hardware and/or Software shall be deemed to have been accepted by the Customer after the Acceptance Test Protocol has been successfully completed. To evidence this, the Customer shall as soon as possible thereafter sign a confirmation of the acceptance, which shall not be unreasonably withheld, conditioned or delayed.  Any noncompliance revealed during the performance of the Acceptance Test Protocol shall be remedied by Supplier at the cost of Supplier, unless such noncompliance is attributable to the Customer’s responsibility under this Agreement.  The Customer shall not run, operate, or otherwise use the Hardware and/or Software until the Acceptance Test Protocol has been successfully completed and the acceptance confirmed. If Customer runs the Hardware and/or Software before such time, the Acceptance Test Protocol shall be deemed to be successfully completed and the Customer shall be deemed to have accepted the Hardware and/or Software.

B 7.	Exclusive Remedies; Disclaimer of Warranties; Limitation of Liability.
B 7.1 The Customer’s exclusive remedies and Supplier’s sole liabilities for breaches of this Agreement and all matters relating to (directly or indirectly) this Agreement and the subject matter hereof shall be limited to those specifically provided for in this Agreement.

B 7.2 THE WARRANTIES PROVIDED IN THIS AGREEMENT ARE EXCLUSIVE AND GIVEN AND ACCEPTED IN LIEU OF ALL OTHER WARRANTIES OF SUPPLIER OR ITS AFFILIATES WITH RESPECT TO QUALITY, PERFORMANCE AND OPERATION OF THE DELIVERABLES, WRITTEN OR ORAL, EXPRESSED OR IMPLIED.

B 7.3 ALL OTHER WARRANTIES OF SUPPLIER OR ITS AFFILIATES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

B 7.4 CORRECTION OF NON-CONFORMITIES OR DEFECTS AS PROVIDED IN THIS AGREEMENT SHALL BE CUSTOMER’S EXCLUSIVE REMEDY AND SHALL CONSTITUTE FULL AND FINAL FULFILLMENT OF ALL LIABILITIES OF SUPPLIER, AND ITS AFFILIATES, WHETHER IN WARRANTY, CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHERWISE WITH RESPECT TO THE DELIVERABLES.  IN NO EVENT SHALL SUPPLIER OR ANY OF ITS AFFILIATES BE LIABLE FOR LOSS OF USE, LOSS OF DATA, REVENUE OR PROFIT OR ECONOMIC LOSS, OR FOR ANY OTHER INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE, WHETHER ARISING IN CONTRACT OR TORT.  CUSTOMER AGREES THAT SUPPLIER’S TOTAL MAXIMUM LIABILITY FOR DAMAGES, IF ANY, SHALL NOT EXCEED THE SUMS PAID TO SUPPLIER BY CUSTOMER FOR THE INDIVIDUAL DELIVERABLE THAT IS SUBJECT TO THE LIABILITY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

B 8.         Permits, Etc.
B 8.1 The Customer shall obtain all licenses, permits or similar documents required for Site preparation and/or Installation, possession, running and use of the Deliverables and the Customer shall comply with all applicable laws, regulations or recommendation for the importation, transportation, Installation, possession, running and use of the Deliverables.  Upon Supplier’s request the Customer shall submit to Supplier copies of any such licenses, permits or similar documents.

B 8.2 The Customer shall in case of direct or indirect re-export of all or any portion of the Deliverables comply with any and all export regulations and rules now in effect or as may be issued from time to time.

B 8.3 The Supplier shall obtain all applicable licenses, permits or similar documents required for sale, transportation, and Service of the Deliverable(s) and shall comply with all applicable laws, regulations or recommendation for the sale, transportation, Installation and Services of the Deliverables.  Upon Customer’s request the Supplier shall submit to Customer copies of any such licenses, permits or similar documents.

B 9.         Drawings, Etc.
B 9.1 All drawings, descriptive matter, specifications and advertising issued by Supplier and any descriptions or illustrations contained in Supplier’s catalogues or brochures describing the Deliverables are issued or published for the sole purpose of giving an approximate idea of the Deliverables described in them. They do not form part of this Agreement.

B 10.       Intellectual Property and Indemnification.
B 10.1 All intellectual property rights in the Deliverables are and shall remain the exclusive property of Supplier or its Affiliates (or, in the case of Third Party Products, the Third Party Supplier).

B 10.2 Supplier agrees to indemnify the Customer and to hold it harmless from all damages awarded against the Customer and all reasonable expenses incurred by the Customer as the result of any third party claim of trade secret, patent, or copyright infringement asserted against the Customer by virtue of the Customer’s use of the Deliverables in accordance with the terms of this Agreement and as delivered by Supplier provided that:
(a)	the Customer notifies the Supplier immediately upon becoming aware of any suspected infringement of intellectual property by the Deliverables;
(b)	the Supplier is given the right to control and direct the investigation, preparation, defense, and settlement of each such claim; and
(c)	the Customer fully co-operates with Supplier in connection with any such claims.

B 10.3 Should the Deliverables as delivered by Supplier become or, in Supplier’s opinion, be likely to become, the subject of a claim of infringement of a trade secret, patent, or copyright, Supplier may at its option and expense either:
(a)	procure for the Customer the right to continue to use the Deliverables as contemplated hereunder; or
(b)	replace or modify the Deliverables or modify the Deliverables to make its use hereunder non-infringing.

B 10.4 If the Supplier considers that neither option is available to it, then this Agreement may be terminated with respect to the Deliverables so affected at the option of the Supplier without further obligation or liability except that the Customer shall return the Deliverables so affected to Supplier and Supplier shall grant the Customer a refund of the Contract Price or the one-off License Fee attributable to the so affected Deliverable as depreciated on a five-year, straight-line basis.

B 10.5 Supplier shall have no liability for any claim of trade secret, patent, or copyright infringement based on:
(a)	the Customer’s use or combination of the Hardware and/or Software with products or data not supplied by Supplier as part of the Deliverables;
(b)	the Customer’s use of Third Party Products;
(c)	the Customer’s use of the Deliverables not in accordance with this Agreement or with the Third Party Products;

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

(d)	any modification of any Deliverables by a party other than Supplier or its authorized representative; or
(e)	the Customer’s failure to install changes or updates as instructed by Supplier; or
(f)	the Customer’s failure to use the Hardware and/or Software in accordance with any documentation issued by the Supplier from time to time in relation to the Hardware and/or Software.

B 11.       Operation.
B 11.1 The Customer warrants the Hardware and/or Software shall not be run, operated or otherwise used, except by qualified employees or physicians who are suitably skilled and experienced to use the Hardware and/or Software.

B 12.       Proprietary Markings Etc
B 12.1 The Customer agrees not to cover, alter or remove any proprietary or copyright notices, markings or confidential legends placed upon, affixed or contained within the Deliverables or any related material or documentation.

B 13.       Services not covered by this Agreement.
B 13.1 Services not covered by Scope of Supply will, at Supplier’s discretion, be performed at Supplier’s list prices on a time and materials basis from time to time for such services and both the terms of this Agreement and Supplier’s applicable Terms and Conditions for Services shall thereby in relevant parts automatically be applicable.

B 14.       Third Party Products.
B 14.1 To the extent Third Party Products are included in this Agreement such products shall be subject to the standard agreements of the Third Party Supplier and the Customer agrees to execute and deliver to Supplier all agreements required to be executed by the Third Party Supplier.  The Customer acknowledges that Supplier is not authorized to modify, amend, or supplement, and has not modified, amended, or supplemented, any term or condition of Third Party Supplier’s standard agreement.  Supplier shall use its reasonable efforts to assist the Customer in obtaining warranties, maintenance and support from Third Party Suppliers, provided, however, that in the event such Third Party Suppliers fail to warrant, maintain or support such Third Party Products, Supplier shall have no responsibility or liability by reason of such failure.

B 14.2 CUSTOMER ACKNOWLEDGES AND AGREES THAT SUPPLIER IS NOT THE MANUFACTURER OR SUPPLIER OF THE THIRD PARTY PRODUCTS. SUPPLIER ASSUMES NO RESPONSIBILITY FOR THE PERFORMANCE OR USE OF SUCH THIRD PARTY PRODUCTS.

B 14.3 SUPPLIER, NOT BEING THE MANUFACTURER OR SUPPLIER OF THE THIRD PARTY PRODUCTS, HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESSED OR IMPLIED WITH RESPECT TO THE DESIGN, CONDITION, DURABILITY, SUITABILITY, NON-INFRINGEMENT, FITNESS FOR USE, MERCHANTABILITY OR SATISFACTORY QUALITY OF THIRD PARTY PRODUCTS IN ANY RESPECT.

B 14.4 AS BETWEEN SUPPLIER AND CUSTOMER, THE THIRD PARTY PRODUCTS SHALL BE ACCEPTED AND PURCHASED OR LICENSED BY CUSTOMER “AS-IS” AND WITHOUT WARRANTY BY SUPPLIER.

B 14.5 CUSTOMER AGREES TO SETTLE ALL CLAIMS DIRECTLY WITH THE APPROPRIATE THIRD PARTY SUPPLIER AND WILL NOT ASSERT ANY SUCH CLAIMS AGAINST SUPPLIER, OR ANY AFFILIATES OF SUPPLIER.

B 14.6 The provisions of this section B 14 shall survive termination of this Agreement.

B 15.       Indemnification by Supplier.
B 15.1 Supplier shall indemnify the Customer and its Affiliates, agents, servants and employees, and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus reasonable litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of defective materials, workmanship, or manufacture of the Hardware and/or Software or the defective Services of the Hardware and/or Software (but, with respect to Services, only to the extent performed by or on behalf of Supplier) and, in each case, provided that the Customer has complied with all terms and conditions relating to the use or maintenance of the Hardware and/or Software.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

B 16.       Indemnification by the Customer.
B 16.1 The Customer shall indemnify Supplier and its Affiliates, agents, servants, and employees and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus reasonable litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of the operation or medical use or misuse of the Hardware and/or Software (but which is not attributable to defective materials, workmanship or manufacture of the Hardware and/or Software) or the defective maintenance of the Hardware and/or Software (but only to the extent not performed by or on behalf of Supplier).

B 17.       Non-Disclosure and Confidentiality.
B 17.1 Neither Party will use any Confidential Information disclosed to it by the other for any purpose other than for the purposes of this Agreement.  Neither Party will disclose or permit disclosure of any Confidential Information of the other Party to third parties or to employees, other than:
(a)
directors, officers, employees, consultants, attorneys, accountants, and agents of the receiving Party who require that information in order to fulfill this Agreement or further potential business transaction between the Parties and who are bound by nondisclosure obligations sufficient to enable the receiving Party to comply with its obligations under this Agreement; or

(b)	to comply with applicable law.

B 17.2 Each Party will be liable for misuse and/or improper disclosure of the other’s Confidential Information by its directors, officers, employees, consultants, attorneys, accountants, and agents.  Each Party will maintain all Confidential Information of the other with the strictest care and in trust for the sole and exclusive benefit of the disclosing Party.  Each Party agrees to notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the disclosing Party which may come to the receiving Party’s attention.

B 17.3 Neither Party will have any obligation under this Agreement with respect to Confidential Information, other than patient identifiable data, that:
(a)	is or subsequently becomes publicly available without breach of any obligation under this Agreement;
(b)	was in the possession of the other Party prior to the time of first disclosure hereunder;
(c)	is developed by the other Party without any use of or reference to any Confidential Information received from the first Party;
(d)	is obtained without restriction from a third party reasonably believed by the other Party to be free to provide such information without breach of any obligation owed to the first Party;
(e)	is publicly disclosed with the prior written approval of the other Party; or
(f)
is disclosed pursuant to the order or requirement of a court, administrative agency, or other government body; provided, however, that the other Party will take all reasonable steps to provide the first Party with sufficient prior notice to contest the order or requirement.

B 17.4 If the receiving Party claims that Confidential Information received by it is subject to any of the exclusions contained in section B 17.3(a) through (f) above, it shall have the burden of establishing the applicability of such exclusion by clear and convincing documentary evidence.

B 17.5 Notwithstanding the foregoing, Supplier shall be entitled to list major terms of this Agreement, including the Deliverables that have been purchased and the name of the Customer on its website, in press releases and in other marketing material. Further, the Supplier shall be entitled to provide Customer information to the Third Party Supplier if reasonably requested by the Third Party Supplier.

B 17.6 The provisions of this section B 17 shall survive termination of this Agreement.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

B 18.       Assignment.
B 18.1 Except as otherwise provided in this Agreement, neither Party may assign its respective rights or obligations under this Agreement in whole or in part to any person without obtaining the prior written consent, of the other Party.  Notwithstanding the foregoing, Supplier may assign this Agreement in whole or in part to an Affiliate and in such case Supplier shall take full responsibility for the Affiliate’s compliance with this Agreement.  If the Customer makes an assignment (which shall require consent of Supplier) or if the Customer is not the End-User, the Customer hereby ensures that;
(a)	the terms and conditions in this Agreement are included in the agreement with the End-User/assignee; and
(b)	the Customer takes full responsibility for the End-User’s/assignee’s compliance with this Agreement.

B 19.      Subcontractors.
B 19.1 Supplier shall be entitled to appoint subcontractors or any other third parties for the performance or fulfillment in whole or in part of Supplier’s obligations under this Agreement without the consent of the Customer, and Supplier shall be fully responsible and liable for the performance of any such entities.

B 20.      Entire Agreement.
B 20.1 This Agreement constitutes the entire Agreement between the Parties hereto and supersedes any prior or contemporaneous agreements, negotiations or discussions between the Parties with respect to the subject matter hereof.

B 20.2 No amendment of the provisions of this Agreement will be valid unless made in writing and signed by both Parties hereto and variance from, deletions of or additions to the terms and conditions of this Agreement in any purchase order or other written notification from or on behalf of the Customer will be of no effect.

B 21.      No waiver.  No waiver of any provision of this Agreement shall be valid and enforceable unless it is in writing and signed by the authorized representative of the Party granting the waiver.  The waiver by any Party of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party or a breach of the entire Agreement.

B 22.      Counterparts. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

B 23.      Severability.  If any of the provisions of this Agreement shall be determined to be illegal or unenforceable by arbitrators or a court of competent jurisdiction that provision shall, to the extent of its invalidity, be deemed severable and, notwithstanding this, the other provisions shall remain in full force and effect.

B 24.      Notices.  Any notice or other formal communication related to this Agreement shall be in writing and shall be personally delivered, delivered by certified mail or telefax or delivered by commercial courier service to the Party to be served at its address set out in the Cover Page.  Either Party may change its address by a notice to the other Party in the manner set forth above.  Notices shall be effective upon receipt.

B 25.      Headings.  Headings used in this Agreement are for convenience only and shall not affect the interpretation.

B 26.      Conflicting Provisions.  In the event of any conflict among the terms of the Cover Page, these General Terms and Conditions or any exhibit hereto, the contract documentation shall, unless otherwise set out in this Agreement, be given the following order of precedence:
(a)	Cover Page.
(b)	Exhibits, including the General Terms and Conditions, in the order of attachment.

B 27.      Disputes and Governing Law. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration at the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC Institute”).

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

The Rules for Expedited Arbitration’s shall apply, unless the SCC Institute, taking into account the complexity of the case, the amount in dispute and other circumstances, determines that the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. In the latter case, the SCC Institute shall also decide whether the arbitral tribunal shall be composed of one (1) or three (3) arbitrators.

The place of arbitration shall be Stockholm, where the award shall be made. The arbitration proceedings shall be conducted in the English language and evidence shall be presented in English or Swedish as the case may be. The Parties shall treat any award made and all other matters pertaining to a dispute hereunder as Confidential Information.

This Agreement shall be governed by the laws of Sweden without reference to its principles on conflict of laws. The application of the United Nations Convention for the International Sale of Goods is expressly excluded from this Agreement.

081008 Version 1

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

EXHIBIT C
TERMS AND CONDITIONS FOR HARDWARE

C 1.         Definitions. The following terms used in this Agreement shall have the meaning set forth below:
C 1.1       “Contractual Delivery Date” means the date provided by Supplier at a reasonable time before Delivery specifying the date for delivery.

C 1.2       “Requested Delivery Date” means the tentative date of delivery of Hardware as requested by Customer in the Cover Page.

C 1.3       “Site Planning Criteria” are the technical data required for installation of the Hardware set forth in general terms in the site planning criteria (if any) provided by Supplier separately.

C 2.         Retention of Title, Insurance and Security Interest.
C 2.1 Until full payment of the Contract Price is made, title to Hardware shall not pass to the Customer and the Customer shall hold the Hardware for and on behalf of Supplier and shall store or otherwise keep the Hardware in a safe and proper manner and in such a way as clearly to indicate at all times that the Hardware is owned by Supplier. Until the title passes the Customer shall exercise reasonable care and diligence to keep the Hardware (following Delivery) in good working order and shall obtain and maintain fire and extended coverage insurance for its fair insurable value, with an insurance company acceptable to Supplier, with loss payable to Supplier as its interests may appear.  Upon Supplier’s request, the Customer shall evidence that such insurance exists.  The Customer hereby grants to Supplier a first priority security interest in the Hardware and authorizes Supplier to execute and file any documents necessary to perfect such security interest.

C 3.         Delivery and Requested Delivery Date.
C 3.1 Supplier shall deliver any Hardware to the Customer CIP Site (as defined in Incoterms 2000).  Notwithstanding the preceding sentence, the Customer agrees to pay all sales or use taxes levied by any state or political subdivision thereof as a result of this Agreement.  The Customer shall also be responsible for payment of all customs and other charges with respect to the importation of the Deliverables.

C 3.2 The Requested Delivery Date is understood to be a target date only and Supplier shall not be liable for any loss or damage for failure to deliver the Hardware by the Requested Delivery Date. With respect to time of Delivery, the Contractual Delivery Date sets out the exact date for Delivery of Hardware.

C 4.         Site Preparation.
C 4.1 The Customer agrees to prepare the Site in accordance with the Site Planning Criteria and to be responsible for and make such other preparations as set out in the Site Planning Criteria.  If no Site Planning Criteria is provided, the Customer shall follow Supplier’s reasonable request to prepare the Site.

C 4.2 The Site preparation shall be in compliance with all safety electrical and building codes relevant to the Hardware and its Installation.  Sufficiency of such plans and specifications, specifically including, but not limited to the accuracy of the dimensions described therein, shall be the sole responsibility of Customer.  The Customer shall advise Supplier of conditions at or near the Site which could adversely affect the carrying out of the Installation and shall ensure that such conditions are corrected and that the Site is fully prepared and available to Supplier before the Installation is due to begin.

C 5.         Installation.
C 5.1 To the extent Installation is either required for the Hardware or is specifically included in the Scope of Supply, Supplier shall arrange for the Installation of the Hardware at the Site.  The Customer shall provide reasonable and adequate access to the Site, as required by Supplier to perform the Installation of the Hardware, and shall comply with such requirements as may be imposed from time to time by Supplier or by any third party engaged by Supplier to perform the Installation of the Hardware.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

C 5.2 Unless specifically included in the Scope of Supply, all rigging costs (if any) shall be the responsibility of the Customer. The Customer shall likewise be responsible, at its expense, for any work required to be done to the Site during and after the Installation including, but not limited to, any structural alterations, restoration and redecoration of the premises.

C 5.3 The Hardware must be used solely at the Site and may not be removed from the Site without Supplier’s prior written consent.

C 5.4 Parts which have been replaced by Supplier during the Installation (if any) shall be the property of Supplier.

C 6.	Deferred Installation.
C 6.1 In case of the Customer’s delay in completing the preparation of the Site or if for any other reason (including without limitation the lack of proper permits) the Customer is unable to receive the Hardware at the Site in accordance with the Contractual Delivery Date or otherwise to perform its obligations under this Agreement, Supplier may elect not to deliver the Hardware to Site but to transport to and store the Hardware at a storage facility selected by Supplier until such time as the Customer is able to receive the Hardware and to perform its obligations hereunder.  In the event that the Installation is thus deferred:
(a)	the Scope of Supply shall automatically be considered modified to reflect the potential harm to the Hardware caused by storage;
(b)	the risk of loss for the Hardware will pass to the Customer in accordance with the applicable delivery term;
(c)	all unpaid elements of Contract Price provided for in this Agreement shall be accelerated and any remaining amount of the Contract Price shall be immediately due and payable;
(d)	the Customer shall reimburse Supplier for Supplier’s expenses incurred as a result of such delay, including without limitation transport, storage and insurance costs; and
(e)	the Warranty Period shall start upon Delivery of the Hardware to the storage facility; and
(f)	the Timetable shall automatically be modified so that the Supplier is in no event held to be in delay with Delivery or Installation.

C 7.        Reporting.
C 7.1 To the extent reasonably required by Supplier, the Customer shall collect and furnish to Supplier case reports, information, documents and portions of documents concerning patient treatments promptly according to the protocol established by Supplier from time to time, which protocol may require data in digital form.  In addition to foregoing, the Customer shall furnish to Supplier a copy of any information with respect to a reportable event required to be reported according to applicable laws, regulations or recommendation and relating to the Hardware or its use.  All reports submitted to Supplier shall be sanitized to omit individually identifiable information.

C 8.        Warranty.
C 8.1 Supplier warrants that the Hardware will perform in accordance with the Scope of Supply and the Hardware will be free from defects in design, materials, and workmanship which result in non-compliance with the Scope of Supply for a period of twelve (12) months from:
(a)	the date that the Acceptance Test Protocol has been successfully completed in accordance with this Agreement;
(b)	if no Acceptance Test Protocol has been designated by Supplier, the Delivery of the Hardware;
(c)	in case of deferred installation, the date as per C 6.1 (e).

C 8.2 Notwithstanding the foregoing, Supplier’s warranty does not cover:
(a)	defects arising out of materials or parts provided, modified or designed by the Customer;
(b)	preventive maintenance;
(c)	defects emanating from the Customer’s improper performance of this Agreement or improper use or maintenance of the Hardware;
(d)	normal deterioration, decay or wear and tear;
(e)	storage or environmental conditions at the Site that induce premature failure;
(f)	defects resulting from repairs or service of the Hardware supplied by other than by Supplier or its authorized representative; or

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

(g)	Deliverables other than Hardware.

C 8.3 In the event that the Hardware or any part or component thereof shall fail to conform to the warranty, Supplier shall (or cause one of its Affiliates to promptly repair or replace, at its option and at its expense, the defect in the Hardware or component thereof.  Repair or replacement parts furnished or work performed under this warranty shall be warranted for:
(a)	the remainder of the original Warranty Period; or
(b)	for a period of ninety (90) days from and after the date of such repair or replacement.;
whichever period of (a) and (b) that is the longer period.

C 8.4 The defective Hardware or part thereof which is replaced in accordance with this warranty shall be the property of Supplier. Supplier may, at its sole discretion replace parts with refurbished or modified parts of equal quality as the original parts.

C 8.5 In order to avail itself of its rights under this warranty, the Customer shall immediately notify Supplier in writing during the Warranty Period of any defects that appear under the warranty and shall give Supplier every opportunity of inspecting and remedying such defects.

081008 Version 1

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

EXHIBIT D
TERMS AND CONDITIONS FOR SOFTWARE

D 1.         Definitions.  The following terms used in this Agreement shall have the meaning set forth below:
D 1.1 “Designated Equipment” means collectively the designated network and authorized workstation terminals, including but not limited to desktops, laptops, and/or PDAs operated by or associated with the Customer and/or as identified in the Scope of Supply.

D 1.2 “Documentation” means the specifications and other documentation relating to the use and performance of the Software (if any), provided by Supplier, in effect at the time such Software is licensed by the Customer.

D 1.3 “License Fee(s)” means the price for the Software license(s), if any, as specified in the Scope of Supply for the Software.

D 2.         Grant of License.
D 2.1 Subject to the provisions of this Agreement, Supplier hereby grants to the Customer, and the Customer hereby accepts from Supplier, a nonexclusive, nontransferable, non-assignable limited license to use the Software on the Designated Equipment for internal purposes only in accordance with this Agreement during the term specified in section D 7 below.  The Customer acknowledges and agrees that the Software is the proprietary information and a trade secret of Supplier and its Affiliates and that this Agreement grants the Customer no title or rights of ownership in the Software.  The Customer agrees not to market, sublicense, distribute, permit timeshare, or allow any other access to the Software other than the Customer’s own internal use as permitted hereby.  However, Customer data files and patient data stored in the Software are and shall remain the exclusive property of the Customer.

D 2.2 The Customer understands and agrees that Supplier or its Affiliates may develop and market new or different computer programs, which use part or all of the Software and which perform all or part of the functions performed by the Software.  Nothing contained in this Agreement gives the Customer any rights with respect to such new or different computer programs.

D 2.3 Supplier shall provide Software in machine readable object code form, training materials and the on-line help system for the Software licensed in accordance with the Scope of Supply.

D 3.         Authorized Use.
D 3.1  The Customer is authorized to use the Software only on Designated Equipment used at the Site specified in the Cover Page and/or in an exhibit to this Agreement.  The Customer agrees that it will not use or permit the Software to be used in any manner, whether directly or indirectly, that would enable the Customer’s customers, employees, or any other person or entity to use the Software on other than the Designated Equipment at the Site.  The Customer will take all necessary steps to protect the security and confidentiality of all data, information, programs, systems, materials, techniques, and procedures, which are delivered to the Customer by Supplier.

D 3.2 The Customer shall not:
(a)
copy or duplicate, or permit anyone else to copy or duplicate, any physical, magnetic, or other version of the Software, Documentation or information other than five (5) copies of the Software for back-up or archival purposes only;

(b)	create or attempt to create, reverse engineer or otherwise, the source programs or any part thereof from the Software; or
(c)	modify the Software in any manner without the express written authorization of Supplier.

D 4.        Use on Other than Designated Equipment.
D 4.1 Notwithstanding section D 3.1, the Customer may use the Software on other than the Designated Equipment in the following circumstances:
(a)
if the Designated Equipment cannot be used because of equipment or software malfunction, the Customer may temporarily use the Software on another system operated by or associated with the Customer until the Designated Equipment may be used again; and

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

(b)	if the Designated Equipment is replaced by the Customer, the Customer may designate successor equipment operated by or associated with the Customer and use the Software on that equipment.

D 4.2 In each of section D 4.1(a) and (b) the Customer must give written notice and Supplier must give its consent before such other equipment is permitted.

D 5.        Warranty.
D 5.1 Supplier warrants that the Software will perform substantially as described in the Documentation for a period of twelve (12) months from:
(a)	the date that the Acceptance Test Protocol has been successfully completed in accordance with the terms of this Agreement; or
(b)
if no Acceptance Test Protocol has been designated by Supplier for the Software, from the date of its acceptance in accordance with the acceptance procedure for Software described in Section D 8.2 of these Terms and Conditions for Software.

D 5.2 Notwithstanding the foregoing, Supplier’s warranty does not cover:
(a)	defects arising out of unauthorized repair, alteration or modification;
(b)	defects emanating from improper application, the Customer’s improper performance of this Agreement, improper installation, installation and operation on other equipment than Designated Equipment;
(c)	accidental damage, negligence in use, improper storage, electrical power damage, Deliverables malfunction; abnormal operating conditions; or
(d)	Deliverables other than Software.

D 5.3 In the event that the Software shall fail to conform with the warranty, Supplier’s sole liability to the Customer (subject to section D 5.4 below) shall be to (or cause one of its Affiliates to) provide such assistance as is necessary to cause the Software to perform substantially in accordance with Supplier’s Documentation by providing a suitable “fix”, “patch” or “work around” for the problem or a statement that an appropriate “fix” will be included in a future release of the Software, the time period within which the release is expected to be issued and a commitment to provide the release at no cost to the Customer.

D 5.4 If Supplier is unable, after reasonable effort, to cause the Software to perform substantially in accordance with the Documentation, then this Agreement may be terminated with respect to the Software at the option of either Party hereto without further obligation or liability and such termination shall (subject to section D 5.5 below) be the Customer’s exclusive remedy and Supplier’s sole liability in connection with the failure to remedy the breach of warranty.

D 5.5 In the event of termination during the Warranty Period as per section D 5.4 above, Supplier shall refund to the Customer all License Fee(s) paid by the Customer for the affected Software. No refund shall be made if the License Fee is included in the Scope of Supply for the Hardware.

D 5.6 In order to avail itself of its rights under this warranty, the Customer shall immediately notify Supplier in writing during the Warranty Period of any defects that appear under the warranty, adequately describe any such failure encountered by the Customer and shall give Supplier every opportunity of inspecting and remedying such defects.

D 5.7 Supplier does not warrant that any Software is error-free or that its use will be uninterrupted.

D 5.8 Supplier shall not be obligated to remedy any Software defect which cannot be adequately repeated. Further in the event the Supplier spends time looking for a defect that cannot be found/repeated it shall be entitled to charge the Customer for the time spent at its list price in force at that time for such services.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

D 6. DISCLAIMER OF WARRANTY.
D 6.1 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5. ABOVE, THE SOFTWARE IS PROVIDED “AS-IS” WITHOUT ANY OTHER WARRANTY WHATSOEVER. ALL IMPLIED WARRANTIES; INCLUDING IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

D 7.        Term & Termination.
D 7.1 The licenses granted commence upon the date of acceptance of the Software in accordance with the acceptance procedure for Software in section 8 and shall be perpetual unless otherwise set out in this Agreement or unless sooner terminated in accordance with the provisions of this Agreement.

D 7.2 Supplier shall have the right to terminate any license granted immediately upon written notice to the Customer without further obligation or liability to the Customer if the Customer commits any breach of this Agreement. In addition thereto the license shall terminate immediately upon written notice to the Customer without further obligation or liability to the Customer if:
(a)	any sublicense, assignment or transfer or attempted sublicense, assignment or transfer by the Customer of Software is made without the consent of Supplier;
(b)
any transport, movement or attempted transport or movement by the Customer of the Software, or the Designated Equipment on which the Software is installed, from the Site is made without prior written consent of Supplier;

(c)	any modification or adaptation of the Software is made or any attempt to use the Software with any products other than the Hardware is made;
(d)	any use of the Software in connection with or on other equipment than the Designated Equipment without the prior written consent of the Supplier as set out in this Agreement.

D 8.        Acceptance.
D 8.1 To the extent applicable for the Software, Supplier shall perform the Acceptance Test Protocol as per section B 6. in the General Terms and Conditions.

D 8.2 If no Acceptance Test Protocol has been designated by Supplier for the Software, the Customer shall be deemed to have accepted the Software as of the date of first clinical use, completion of on-site training, remote Installation or on-site Installation, whichever occurs first.  For purposes of the foregoing, with respect to any Software:
(a)	“first clinical use” shall be applicable to the initial implementation of each of the Software products set forth in the Cover Page and the subsequent licenses of new Software;

(b)	“completion of on-site training” shall be applicable to subsequent purchases of on-site training;

(c)	“completion of remote Installation” or “completion of subsequent on-site Installation” of Software shall be applicable to subsequent licensing of additional Software.

D 9.         Modification of Software by the Customer.
D 9.1 Any modification of the Software by the Customer or any failure by the Customer to implement any improvements or updates to the Software as supplied by Supplier or Third Party Supplier shall void any and all of Supplier’s obligations with respect to the Software.

D 10.      Consequences of Termination.
D 10.1 Upon the termination of this Agreement in total or in part with respect to the Software for any reason, the license and all other rights granted to the Customer hereunder for the Software shall immediately cease, and the Customer shall immediately:
(a)	return the Software to Supplier together with all reproductions and modifications of the Software and all copies of any Documentation, notes, and other materials respecting the Software;
(b)
purge all copies of the Software or any portion thereof from all Designated Equipment and from any computer storage device or medium on which the Customer has placed or has permitted others to place Software; and

(c)	give Supplier a written certification that the Customer has complied with all of its obligations under this section.

D 10.2 Supplier’s termination of this Agreement in total or in part and repossession of the Software shall be without prejudice to any other remedies Supplier may lawfully have.

081008 Version 1

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

EXHIBIT E
TERMS AND CONDITIONS FOR SERVICES

E 1.         Definitions.  The following terms used in this Agreement shall have the meaning set forth below:

E 1.1 “Hardware Maintenance and Support Service Fee” means the Supplier’s price for the Services for the Hardware.  The Hardware Maintenance and Support Service Fee for the current year is specified in the Cover Page.

E 1.2 “Service Fee” means individually or collectively the fee for Hardware Maintenance and Support Service and/or Software Maintenance and Support Service.

E 1.3 “Software Maintenance and Support Service Fee” means the Supplier’s price for the Services for the Software.  The Software Maintenance and  Support Service Fee for the current year is specified in the Cover Page.

E 2.         Services.
E 2.1 Subject to these Terms and Conditions for Services and payment of the Service Fee set forth in this Agreement, Supplier will provide the Customer with Services on the Hardware and/or Software as specified in the part of the Scope of Supply applicable for Services.

E 2.2 Service and support of Third Party Products shall be provided by Third Party Supplier and shall only be provided in accordance with the terms and conditions of such Third Party Suppliers’ standard agreements assigned to the Customer.  Supplier shall use its reasonable efforts to assist the Customer in obtaining service and support from such Third Party Suppliers, provided, however, that in the event such Third Party Suppliers fail to maintain or support such Third Party Products, Supplier shall have no responsibility or liability by reason of such failure.

E 3.         Term, Termination and Automatic Renewal.
E 3.1 The Services shall commence as specified in the Cover Page and, except as provided for in Section E.3.2, shall terminate on the last day of the term specified in the Scope of Supply.

E 3.2 If no term is specified in the Scope of Supply, then the initial term for the Services shall be one (1) year. After the initial one (1) year term, Supplier will continue to provide the Customer with Services on an annual basis, provided that the Customer pays Supplier in advance the Service Fee then in effect.  Supplier’s obligation to provide Services and the Customer’s obligation to pay the Service Fees then in effect shall in such case automatically renew on the anniversary date of acceptance of the Hardware or Software, whichever is applicable, in accordance with the procedure described in this Agreement and continue until cancelled by either Party giving the other at least thirty (30) days’ prior written notice before the anniversary at which the Services will automatically renew.

E 4.         Exclusions from Services.
E 4.1 Services do not include, among other things, labor and replacement parts required because of accident, abuse, neglect, improper use, failure of electrical power, air-conditioning, humidity control, unusual physical or electrical stress, extreme operating conditions and unreasonable operating procedures.

E 4.2 Faults caused by the following are specifically excluded from the scope of this Agreement:
(a)	operating supplies, consumables, spare parts or accessories not supplied by Supplier;
(b)	painting or refinishing of the Hardware, or furnishing of materials for this purpose;
(c)	electrical work external to the Hardware and/or Software subject to the Services;
(d)
maintenance or Services of Hardware, Software accessories, alterations, attachments or other devices not specifically noted in the extent and Scope of Supply applicable for Services provided pursuant to this Agreement; or

(e)
any Hardware and/or Software subject to the Services, which have been modified, altered, added to, moved, installed, reinstalled or improperly serviced, by other than Supplier personnel or its authorized representative without Supplier’s prior written approval.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

E 4.3 In the event that Supplier is required to remove, for repair or replacement purposes, any Hardware whose size will require that physical alterations be made to the Site, then the Customer will assume full responsibility for all costs and expenses associated with the movement of the Hardware.  This will include, but not be limited to, special rigging and handling, removal and replacement of walls, equipment, exterior sections of the building or other unspecified clearing of the transportation route required to replace the Hardware.

E 5.         Access.
E 5.1 The Customer shall promptly provide Supplier with access to all facilities, information, assistance and materials that Supplier request from time to time to facilitate the proper and timely performance of the Services and the Customer shall timely procure appropriate licenses and/or permits necessary for Supplier to perform the Services (if any).

E 5.2 The Customer shall upon Supplier’s request schedule adequate time during normal business hours (unless otherwise agreed to in writing by the Parties) for required on-site Services, if any.

E 5.3 The Customer shall ensure that Supplier shall have full, free and safe access to the Hardware and/or Software subject to the Services and the Customer’s operation, performance and maintenance records for such Hardware and/or Software, on each scheduled, requested, or emergency service call.  Supplier shall also have access to and use of any machine, network (including servers and workstations), attachments, features or other equipment necessary to perform the Services at no charge to Supplier.  Should Supplier be denied access to the Hardware and/or Software or to the Customer’s records or to such other equipment, including the network, at the agreed time, a charge equal to the current applicable hourly rate, and all expenses and costs related hereto, will be paid by the Customer.  The Customer shall be responsible for adherence with all applicable health and safety requirements including, without limitation, decontamination and general cleaning with regard to the Hardware being serviced.

E 6.         Adjustment of Service Fee.
E 6.1 Supplier is entitled to adjust the Software Maintenance and Support Service Fee on a yearly basis in accordance with Supplier’s price for Service.

E 6.2 Supplier is entitled to adjust the Hardware Maintenance and Support Service Fee on a yearly basis by the Swedish Consumer Price Index (“CPI”) (Sw. konsumentprisindex).  CPI is issued by Statistics Sweden (Sw. Statistiska centralbyrån).

E 7.        The Customer’s duties.
E 7.1  The Customer shall:
(a)
maintain proper environmental conditions at the Site, perform routine maintenance or make arrangements to have routine maintenance done and maintain reasonable standards of quality control, operations, procedures, safety testing and inspection of the Hardware and/or Software subject to the Services;

(b)
operate Hardware and/or Software subject to the Services exclusively by duly qualified personnel in a safe and reasonable manner and operate them exclusively for the purpose for which the Hardware and/or Software subject to the Services where intended;

(c)
upon Supplier’s request provide Supplier or its Affiliates with supervisor security rights on the equipment on which the Software runs, promptly install new updates of the Software as requested by Supplier and provide Supplier or its Affiliates with access for remote diagnostics in accordance with Supplier’s then current documentation;

(d)
not abuse the Hardware and/or Software subject to the Services or any component thereof or subject the Hardware and/or Software subject to the Services to unusual stress, extreme operating conditions or unreasonable operating procedures. The Customer shall not attempt to repair, or cause another to repair, the Hardware and/or Software subject to the Services or any component thereof unless otherwise agreed to in writing by the Parties;

(e)	promptly notify Supplier of any defect, failure, or errors that occur during the term of this Agreement and shall adequately describe such defect, failure, or error encountered by Customer; and
(f)
abide by Supplier’s documentation, as updated from time to time, for the Hardware and/or Software subject to the Services, including, but not limited to, all operational instructions, directions and system requirements.

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

E 8.         Warranties.
E 8.1 Supplier warrants that the Services will be carried out in a competent and professional manner and with all reasonable care and skill.

E 8.2 Supplier warrants that all replacement parts installed outside of the original Hardware warranty issued by Supplier are covered by a ninety (90)-day parts only warranty unless otherwise stated.  Any replacement parts installed within the original Hardware warranty provided by Supplier are covered for the reminder of the Hardware warranty for both parts and labor.

E 8.3 Supplier reserves the right to replace any spare parts with new, modified or refurbished parts of substantially equal quality as the original parts in the course of providing the Services and any defective part which is replaced when providing the Services shall be the property of Supplier if Supplier so requests.

E 8.4 To the extent the Services specified in the Scope of Supply includes that the Hardware and/or Software shall perform substantially in accordance with its Scope of Supply and/or Documentation, whichever is applicable, and  if Supplier is unable, after reasonable effort, to cause the Hardware and/ or Software subject to the Services to perform substantially in accordance with its Scope of Supply and/or Documentation, whichever is applicable, then the Services may be terminated with respect to the Hardware and/ or Software so affected at the option of either Party hereto without further obligation or liability. Such termination shall be the Customer’s exclusive remedy and Supplier’s sole liability in connection with the Services related to any such Hardware and/or Software.

E 8.5 Supplier shall not be obligated to remedy any Hardware and/or Software defect, failure, or error that cannot be adequately repeated.

E 8.6 New software products are not included in Supplier’s standard Services and will be offered by Supplier to the Customer at Supplier’s then current published prices and on such other terms and conditions as are acceptable to Supplier.

081008 Version 1

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

EXHIBIT F
TRADEMARK LICENSE LEKSELL GAMMA KNIFE®

Trademark License.
The Customer hereby acknowledges that the trademarks Gamma Knife® and Leksell Gamma Knife® (collectively, the “Mark”) are registered trademarks of the Supplier and/or its Affiliates and that the Mark constitutes valuable intellectual property of Supplier and/or its Affiliates in which they have established substantial goodwill.  The Customer hereby acknowledges that proper use of the Mark in any advertising of the Customer’s own surgical services performed with the Leksell Gamma Knife® surgical instrument is highly important to maintaining such value and goodwill.

Subject to the terms and conditions of this section, Supplier, hereby grants the Customer a non-exclusive, non-transferable, royalty-free license without right to sublicense, solely for the purpose of using the Mark in connection with the promotion and advertising of any of the Customer’s own services to be performed solely by the Customer’s use of Leksell Gamma Knife®.

The Customer, in the conduct of the Customer’s business, is strictly prohibited from using the Mark in or as its official legal name.  In addition, the Customer agrees that it shall not use the Leksell Gamma Knife® trade mark as a noun or verb, but always as an adjective.  Trade marks should never be used as nouns or verbs, but always used as adjectives and therefore should always be followed in text by the thing they are describing. However, the Customer may use the trademark Gamma Knife® as part of the following fictitious trade name:
“Gamma Knife® Center of [the Customer’s distinctive name]”.

The Customer may use a variation or abbreviation of such term only after obtaining Supplier’s prior written consent to the proposed use in question.

As long as the Customer utilizes a fictitious trade name, which includes the Mark, the Customer shall not use the fictitious trade name to market services performed with any equipment other than Leksell Gamma Knife®.  The Customer in any case shall not use the Mark to market services to be performed with any equipment other than Leksell Gamma Knife®.

In advertising, references to the Mark must include the registration symbol ® in connection with the Mark along with the words “Gamma Knife® and Leksell Gamma Knife® are registered trademarks of the Elekta Group.  All rights reserved.”.  Supplier reserves the right to require the Customer to discontinue the use of advertising that does not conform to such requirements.

The Customer may use the words “gamma knife center of [the Customer’s distinctive name]” as part of any internet domain name, or URL, telephone number or other communications address or symbol provided that the full name, “gamma knife center of [the Customer’s distinctive name]” is used.  The Customer may use a variation or abbreviation of such term only after obtaining Supplier’s prior written consent to the proposed use in question.  The Customer may not under any circumstances, use the words “gamma knife” alone, for any internet domain name, or URL, telephone number or other communications address or symbol.

All advertising or promotional materials in which the Mark is utilized shall comply with all applicable laws and regulations as well as the standards of proper advertising.

Supplier shall have the right to terminate the license granted in this section with immediate effect if the Customer violates any provision of this section or utilizes the Mark in any manner which, in the sole opinion of Supplier, presents a reasonable risk of damage to the Mark.

Upon termination of the license granted by this section, the Customer shall immediately cease all use of the Mark.

081008 Version 1

Exhibit 10.61

Purchase and License Agreement

Agreement: 07292010	Version: V1.1	Dated: August 12, 2011

EXHIBIT G
LETTER OF CREDIT REQUIREMENTS

The following requirements shall apply in the respect of the Letter of Credit (“L/C”) to be issued. Supplier reserves the right to reject any L/C, which is not in strict conformity with the stipulations set out below.

Form of L/C:	Irrevocable and confirmed
Payable with Beneficiary’s bank at sight.
Applicant:	[insert Customer’s name]
Issuing Bank:	[to be accepted by Supplier]
Beneficiary:	Elekta Instrument AB
Kungstensgatan 18
P.O. Box 7593
SE - 103 93 Stockholm
Sweden
Advising Bank:	DANSKE BANK Stockholm, Sweden. Swift: DABASESX
Currency and Amount:	*
Date and place of Expiry:	[date], Stockholm, Sweden
Partial shipments/deliveries:	allowed
Transshipments	allowed
Shipment from:	Sweden
Third party transport documents:	allowed

Goods description:
Shipment of:	One unit of Leksell Gamma Knife model 4 and one unit Axesse, as per phase and License agreement dated 29 July 2010, V1.1 07292010, Stockholm, Sweden
Delivery terms:	CIP (Incoterms 2000)
Latest day of delivery/shipment:	as set out in the Agreement

Payment under this L/C shall be made according to the following schedule:
A.	First drawing of * to be paid upon 150 days after shipping of the Elekta Axesse unit.
B.	A total of 19 more drawings of * each to be paid quarterly starting 90 days after the first drawing.

Documents to be presented: [to be reviewed in each individual case]
•	Bill of Lading or Airway Bill (for first drawing only)
•	Packing List (for first drawing only)
•	Certificate of Acceptance of the Elekta Axesse unit (for first drawing only)
•	Insurance Policy for 110% of invoice value covering ICC(A)
•	(Other: To be defined in each individual case)

Special instructions:
All banking charges outside Sweden are for Applicant's account. Issuing Bank to request Advising Bank to add its confirmation. The Documentary credit must be subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No 500.